EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-147682) pertaining to the Teekay Offshore Partners L.P. 2006 Long Term Incentive Plan, and

(2) Registration Statement (Form F-3 No. 333-150682) and related prospectus and prospectus supplements of Teekay Offshore Partners L.P. for the registration of up to $750,000,000 of its common units;

of our reports dated April 11, 2011, with respect to the consolidated financial statements of Teekay Offshore Partners L.P. and subsidiaries, and the effectiveness of internal control over financial reporting of Teekay Offshore Partners L.P. and subsidiaries, included in this Annual Report (Form 20-F) for the year ended December 31, 2010.

Vancouver, Canada	/s/ ERNST & YOUNG LLP
April 11, 2011	Chartered Accountants